UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

KLA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive	Milpitas	California	95035
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KLAC	The Nasdaq Stock Market, LLC

Indicate by check mark	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 21, 2022, KLA Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company of $1,000,000,000 in aggregate principal amount of 4.650% Senior Notes due 2032 (the “2032 Notes”), $1,200,000,000 in aggregate principal amount of 4.950% Senior Notes due 2052 (the “2052 Notes”) and $800,000,000 in aggregate principal amount of 5.250% Senior Notes due 2062 (the “2062 Notes” and, together with the 2032 Notes and 2052 Notes, the “Notes”). The 2032 Notes were issued at 99.941% of par, resulting in a yield to maturity of 4.657%, the 2052 Notes were issued at 99.084% of par, resulting in a yield to maturity of 5.009%, and the 2062 Notes were issued at 99.846% of par, resulting in a yield to maturity of 5.259%. The Notes were offered and sold in a public offering pursuant to the Company’s registration statement on Form S-3 (File No. 333-265497) (the “Registration Statement”), including the base prospectus contained therein, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), a preliminary prospectus supplement dated June 21, 2022 and a related final prospectus supplement dated June 21, 2022. The offering is expected to settle on June 23, 2022, subject to customary closing conditions.

Net proceeds of the offering are expected to be approximately $2.96 billion, after deducting the underwriting discounts and estimated offering expenses. The Company expects to use a portion of the net proceeds from the Notes offering to fund the Tender Offer (as defined in Item 8.01 below). The Company intends to use the remainder of the net proceeds from the Notes offering, together with cash on hand and/or borrowings under its revolving credit facility, to repurchase $3.0 billion in shares of common stock pursuant to the Company’s share repurchase programs following the closing of the Notes offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The description of the Underwriting Agreement contained herein is qualified in its entirety by reference to the Underwriting Agreement filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 21, 2022, the Company issued a press release (the “Tender Offer Press Release”) announcing its commencement of the Tender Offer (as defined in Item 8.01 below). A copy of the Tender Offer Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On June 21, 2022, the Company issued a press release (the “Pricing Press Release”) announcing the pricing of its offering of $1,000,000,000 aggregate principal amount of the 2032 Notes, $1,200,000,000 aggregate principal amount of the 2052 Notes and $800,000,000 aggregate principal amount of the 2062 Notes. A copy of the Pricing Press Release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information set forth in this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On June 21, 2022, the Company announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to $500,000,000 in aggregate principal amount of its 4.650% Senior Notes due 2024 (the

“Tender Notes”). The Company intends to fund the purchase of Tender Notes accepted for payment in the Tender Offer with a portion of the net proceeds from the Notes offering. The Tender Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver of the conditions, including a financing condition and certain other conditions, specified in the offer to purchase relating to the Tender Offer. The Company is permitted, subject to applicable law, to amend, extend, terminate or withdraw the Tender Offer, and there can be no assurance that the Company will consummate the Tender Offer on the current terms or at all.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 21, 2022, among the Company and BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named therein

99.1	Tender Offer Press Release, dated June 21, 2022

99.2	Pricing Press Release, dated June 21, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA CORPORATION

Date: June 22, 2022	By:	/s/ Bren D. Higgins
	Name:	Bren D. Higgins
	Title:	Executive Vice President and Chief Financial Officer